Exhibit 1

                                  __________________


                             AGREEMENT AND PLAN OF MERGER

                                        AMONG

                               TYCO INTERNATIONAL LTD.,

                                 T1 ACQUISITION CORP.

                                         AND

                       THE EARTH TECHNOLOGY CORPORATION (USA),









                             DATED AS OF December 8, 1995


                                  __________________



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                                  TABLE OF CONTENTS


                                                                            PAGE
ARTICLE I  THE OFFER
     Section 1.1  The Offer . . . . . . . . . . . . . . . . . . . . . . . .    1
     Section 1.2  Company Actions . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE II  THE MERGER
     Section 2.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . .    4
     Section 2.2  Effective Time  . . . . . . . . . . . . . . . . . . . . .    4
     Section 2.3  Effects of the Merger . . . . . . . . . . . . . . . . . .    4
     Section 2.4  Certificate of Incorporation and Bylaws; Directors and
                  Officers  . . . . . . . . . . . . . . . . . . . . . . . .    4
     Section 2.5  Conversion of Securities  . . . . . . . . . . . . . . . .    5
     Section 2.6  Payment of Certificates . . . . . . . . . . . . . . . . .    6
     Section 2.7  Dissenting Shares . . . . . . . . . . . . . . . . . . . .    7
     Section 2.8  Merger Without Meeting of Stockholders  . . . . . . . . .    7
     Section 2.9  No Further Ownership Rights in Common Stock . . . . . . .    8
     Section 2.10 Closing of Company Transfer Books  . . . . . . . . . . .     8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Section 3.1  Organization and Qualification  . . . . . . . . . . . . .    8
     Section 3.2  Authority Relative to this Agreement  . . . . . . . . . .    8
     Section 3.3  No Conflict; Required Filings and Consents  . . . . . . .    8
     Section 3.4  Brokers . . . . . . . . . . . . . . . . . . . . . . . . .    9
     Section 3.5  Ownership of Sub; No Prior Activities . . . . . . . . . .    9
     Section 3.6  Financing . . . . . . . . . . . . . . . . . . . . . . . .   10
     Section 3.7  Full Disclosure . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Section 4.1  Organization and Qualification; Subsidiaries  . . . . . .   10
     Section 4.2  Certificate of Incorporation and Bylaws . . . . . . . . .   11
     Section 4.3  Capitalization  . . . . . . . . . . . . . . . . . . . . .   11
     Section 4.4  Authority Relative to this Agreement  . . . . . . . . . .   12
     Section 4.5  Contracts; No Conflict; Required Filings and Consents . .   12
     Section 4.6  Compliance; Permits . . . . . . . . . . . . . . . . . . .   13
     Section 4.7  SEC Filings; Financial Statements . . . . . . . . . . . .   13
     Section 4.8  Absence of Certain Changes or Events  . . . . . . . . . .   14
     Section 4.9  No Undisclosed Liabilities  . . . . . . . . . . . . . . .   14
     Section 4.10 Absence of Litigation  . . . . . . . . . . . . . . . . .    15
     Section 4.11 Employee Benefit Plans; Employment Agreements  . . . . .    15
     Section 4.12 Labor Matters  . . . . . . . . . . . . . . . . . . . . .    17
     Section 4.13 Limitation on Business Conduct . . . . . . . . . . . . .    17
     Section 4.14 Title to Property  . . . . . . . . . . . . . . . . . . .    17
     Section 4.15 Real Property; Leased Premises.  . . . . . . . . . . . .    18
     Section 4.16 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .    18



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     Section 4.17  Environmental Matters  . . . . . . . . . . . . . . . . .   19
     Section 4.18  Intellectual Property  . . . . . . . . . . . . . . . . .   20
     Section 4.19  Insurance  . . . . . . . . . . . . . . . . . . . . . . .   21
     Section 4.20  Accounts Receivable. . . . . . . . . . . . . . . . . . .   21
     Section 4.21  Customers. . . . . . . . . . . . . . . . . . . . . . . .   22
     Section 4.22  Interested Party Transactions  . . . . . . . . . . . . .   22
     Section 4.23  Absence of Certain Payments. . . . . . . . . . . . . . .   22
     Section 4.24  Takeover Statute.  . . . . . . . . . . . . . . . . . . .   22
     Section 4.25  Opinion of Financial Advisor . . . . . . . . . . . . . .   22
     Section 4.26  Brokers  . . . . . . . . . . . . . . . . . . . . . . . .   22
     Section 4.27  Full Disclosure  . . . . . . . . . . . . . . . . . . . .   23

ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 5.1  Conduct of Business by the Company Pending the Merger . .   23
     Section 5.2  Acquisition Proposals . . . . . . . . . . . . . . . . . .   25
     Section 5.3  Annual Meeting of Stockholders  . . . . . . . . . . . . .   26
     Section 5.4  Conduct of Business of Sub Pending the Merger . . . . . .   26

ARTICLE VI  ADDITIONAL AGREEMENTS
     Section 6.1  Company Stockholder Approval; Proxy Statement . . . . . .   26
     Section 6.2  Access to Information; Confidentiality  . . . . . . . . .   28
     Section 6.3  Fees and Expenses . . . . . . . . . . . . . . . . . . . .   28
     Section 6.4  Stock Plans and Warrants  . . . . . . . . . . . . . . . .   29
     Section 6.5  Reasonable Best Efforts . . . . . . . . . . . . . . . . .   29
     Section 6.6  Public Announcements  . . . . . . . . . . . . . . . . . .   30
     Section 6.7  Indemnification; Directors and Officers Insurance . . . .   30
     Section 6.8  Board Representation  . . . . . . . . . . . . . . . . . .   30
     Section 6.9  Notification of Certain Matters . . . . . . . . . . . . .   31
     Section 6.10 Employment and Benefit Arrangements . . . . . . . . . . .   31

ARTICLE VII  CONDITIONS PRECEDENT
     Section 7.1  Conditions to Each Party's Obligation to Effect the
                  Merger  . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER
     Section 8.1  Termination . . . . . . . . . . . . . . . . . . . . . . .   32
     Section 8.2  Effect of Termination . . . . . . . . . . . . . . . . . .   34
     Section 8.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . .   34
     Section 8.4  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . .   34

ARTICLE IX  GENERAL PROVISIONS
     Section 9.1  Non-Survival of Representations and Warranties  . . . . .   34
     Section 9.2  Notices.  . . . . . . . . . . . . . . . . . . . . . . . .   35
     Section 9.3  Interpretation  . . . . . . . . . . . . . . . . . . . . .   36
     Section 9.4  Counterparts  . . . . . . . . . . . . . . . . . . . . . .   36



                                        - ii -



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     Section 9.5  Entire Agreement; No Third-Party Beneficiaries  . . . . .   36
     Section 9.6  Governing Law . . . . . . . . . . . . . . . . . . . . . .   36
     Section 9.7  Assignment. . . . . . . . . . . . . . . . . . . . . . . .   36
     Section 9.8  Severability  . . . . . . . . . . . . . . . . . . . . . .   36
     Section 9.9  Enforcement of this Agreement; Attorneys Fees . . . . . .   36

EXHIBIT A  Conditions of the Offer



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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 8, 1995 (this "Agreement"), among Tyco International Ltd., a Massachusetts corporation ("Parent"), T1 Acquisition Corp., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and The Earth Technology Corporation (USA), a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company each have approved the acquisition of the Company by Parent pursuant to a tender offer (the "Offer") by Sub for all of the outstanding shares of Common Stock, par value $.10 per share ("Common Stock"), of the Company at a price of $8.00 per share, net to the seller in cash, without interest, followed by a merger (the "Merger") of Sub with and into the Company, all upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger and recommending that the Company's stockholders accept the Offer; and

     WHEREAS, pursuant to the Merger, each issued and outstanding share of Common Stock not owned directly or indirectly by Parent or the Company, except shares of Common Stock held by holders who comply with the provisions of Delaware law regarding the right of stockholders to dissent from the Merger and require appraisal of their shares of Common Stock, will be converted into the right to receive the per share consideration paid pursuant to the Offer.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, Parent, Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                    THE OFFER

     Section 1.1  The Offer.  (a)  Subject to the provisions of this Agreement,
                  ---------
within five business days after the first public announcement of this Agreement, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (the "Offer Conditions"). The Offer shall initially expire twenty (20) business days after the date of its commencement, unless this Agreement is terminated in accordance with Article VIII, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination. Without the prior written consent of the Company, Sub shall not (i) impose conditions to the Offer in addition to the Offer Conditions, (ii) modify or amend the Offer Conditions or any other term of the Offer in a manner adverse to the holders of shares of Common Stock, (iii) waive or amend the Minimum Condition (as defined in Exhibit A), (iv) reduce the number of shares of Common Stock subject to the Offer, (v) reduce the price per share of Common Stock to be paid pursuant to the Offer, (vi) except as provided in the following sentence, extend the Offer, if all of the Offer Conditions are satisfied or waived, or (vii) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled expiration date of the Offer any of the conditions to Sub's obligation to accept for payment and pay for shares of Common Stock shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; or (iii) if all Offer Conditions are satisfied or waived but the number of shares of Common Stock tendered is less than 90% of the then outstanding number of shares of Common Stock, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence. So long as this Agreement is in effect and the Offer Conditions have not been satisfied or waived, Sub shall, and Parent shall cause Sub to, cause the Offer not to expire. Subject to the terms and conditions of the Offer (but subject to the right of termination in accordance with Article VIII), Sub shall, and Parent shall cause Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and Sub agree to provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from

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the SEC or its staff with respect to the Offer Documents promptly upon receipt of such comments.

     Section 1.2  Company Actions.  (a)  The Company hereby approves of and
                  ---------------
consents to the Offer and represents that the Board of Directors of the Company at a meeting duly called and held has duly adopted resolutions (i) approving this Agreement, the Offer and the Merger, (ii) determining that the terms of the Offer and Merger are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommending that the Company's stockholders accept the Offer and tender their shares of Common Stock and approve the Merger and this Agreement. The Company hereby consents to the inclusion in the Offer Documents of such recommendation of the Board of Directors of the Company. The Company represents that its Board of Directors has received the written opinion (the "Fairness Opinion") of Alex. Brown & Sons Incorporated (the "Financial Advisor") that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to the prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinion (or a reference thereto) in the Offer Documents, the Schedule 14D-9 (as hereinafter defined) and the Proxy Statement (as hereinafter defined).

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, including the exhibits thereto, the "Schedule 14D-9") containing the recommendations described in paragraph (a) of Section 1.2 above and shall mail the Schedule 14D-9 to the stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub in writing for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Parent and Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Sub with a list, as of a recent date, of the holders of Common Stock and mailing labels containing the names and addresses of the record holders of Common Stock and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings (including shares of Common Stock held by depositories) and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Sub may reasonably request in communicating the Offer to the Company's stockholders.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1  The Merger.  Upon the terms and subject to the conditions
                  ----------
hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     Section 2.2  Effective Time.  The Merger shall become effective when the
                  --------------
Certificate of Merger or, if applicable, the Certificate of Ownership and Merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, are accepted for record by the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as reasonably practicable (but not later than the third business day) after the satisfaction or waiver of the conditions to the Merger set forth herein.

     Section 2.3  Effects of the Merger.  The Merger shall have the effects set
                  ---------------------
forth in the DGCL.

     Section 2.4  Certificate of Incorporation and Bylaws; Directors and
                  ------------------------------------------------------
Officers.
--------
 (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that ARTICLE Sixth of such Certificate of Incorporation shall be amended and restated to provide that the number of directors of the Surviving Corporation shall be not less than three (3) or more than nine (9), and all such directors shall constitute a single class. The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The directors of Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) The officers of the Company at the Effective Time and such other persons as designated by Parent shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     Section 2.5  Conversion of Securities.  As of the Effective Time, by virtue
                  ------------------------
of the Merger and without any action on the part of any stockholder of the
Company:

          (a) All shares of Common Stock that are held in the treasury of the Company or by any wholly owned subsidiary of the Company and any shares of Common Stock owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled and no consideration shall be delivered in exchange therefor.

          (b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time, including any "restricted" stock issued pursuant to the 1987 Stock Option and Restricted Stock Plan (as defined below), all of the vesting requirements of which are hereby waived without the need for any action on the part of any person (other than shares to be canceled in accordance with Section 2.5(a) and other than Dissenting Shares (as defined in Section 2.7)) shall be converted into the right to receive from Parent in cash, without interest, the per share consideration in the Offer (the "Merger Consideration"). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates (the "Certificates") representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for such shares upon surrender of such Certificates.

          (c) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (d) Each option outstanding at the Effective Time to purchase shares of Common Stock (a "Stock Option") granted under (i) The Earth Technology Corporation (USA) 1987 Stock Plan (the "1987 Stock Plan"), (ii) The Earth Technology Corporation (USA) Director Option Plan (the "Director Option Plan") and (iii) any other stock plan or agreement of the Company, whether vested or unvested, shall be converted into an option (a "Parent Option") to purchase that number of shares of Parent common stock, par value $.50 per share ("Parent Common Stock"), equal to the product of (A) the quotient of (i) the fair market value of a share of Common Stock as of the Effective Time divided by (ii) the fair market value of a share of Parent Common Stock as of the Effective Time (the "Stock Ratio") and (B) the number of shares of Common Stock subject to such Stock Option (rounded to the nearest whole share) at an exercise price equal to the per share exercise price of such Stock Option divided by the Stock Ratio (rounded to the nearest cent), which Parent Option shall be subject to the same terms and conditions (including vesting schedule) as the Stock Option.
     As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Stock Option outstanding immediately prior to the Effective Time an appropriate notice setting forth such holder's rights pursuant hereto.

          (e) Each stock purchase warrant outstanding at the Effective Time to purchase shares of Common Stock, issued by Summit Environmental Group, Inc. as of August 29, 1990 and assumed by the Company (a "Warrant"), shall represent the right to receive, upon payment of the exercise price therefor in accordance with its terms, cash in an amount equal to the product of (x) the number of shares issuable upon exercise of such Warrant immediately prior to the Effective Time and (y) the Merger Consideration.

     Section 2.6  Payment of Certificates.  (a)  Paying Agent.  Prior to the
                  -----------------------        ------------
Effective Time, Parent shall appoint First Interstate Bank of California or such other commercial bank or trust company designated by Parent and reasonably acceptable to the Company to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by Parent.

          (b)  Surviving Corporation to Provide Funds.  Parent shall take all
               --------------------------------------
steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay for all of the shares of Common Stock pursuant to Section 2.5 (determined as though there are no Dissenting Shares (as hereinafter defined)), when and as such amounts are needed by the Paying Agent.

          (c)  Payment Procedures.  As soon as practicable after the Effective
               ------------------
Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Parent, the Company and any wholly owned subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificates so surrendered shall forthwith be canceled.
 No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper



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



form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.6, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any shares of Common Stock owned by Parent or any wholly owned subsidiary of Parent or held in the treasury of the Company or by any wholly owned subsidiary of the Company) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. Notwithstanding the foregoing, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent.

     Section 2.7  Dissenting Shares.  Notwithstanding any provision of this
                  -----------------
Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of shares of Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     Section 2.8  Merger Without Meeting of Stockholders.  Notwithstanding the
                  --------------------------------------
foregoing in this Article II, in the event that Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding shares of Common Stock, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     Section 2.9  No Further Ownership Rights in Common Stock.  From and after
                  -------------------------------------------
the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.

     Section 2.10  Closing of Company Transfer Books.  At the Effective Time,
                   ---------------------------------
the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub hereby represent and warrant to the Company as follows:

     Section 3.1  Organization and Qualification.  Each of Parent and Sub is a
                  ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Sub to perform their respective obligations under this Agreement.

     Section 3.2  Authority Relative to this Agreement.  Each of Parent and Sub
                  ------------------------------------
has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into this Agreement and to consummate, upon the terms and subject to the conditions of this Agreement, the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub.

     Section 3.3  No Conflict; Required Filings and Consents.  The execution and
                  ------------------------------------------
delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, (i) conflict with or violate the Articles of Organization (or Certificate of Incorporation) or Bylaws of Parent or Sub,
(ii) conflict with or violate any law,
rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Sub to perform their respective obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Parent and Sub does not, and the performance of this Agreement by Parent and Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Sub to perform their respective obligations under this Agreement.

     Section 3.4  Brokers.  No broker, finder or investment banker (other than
                  -------
The Environmental Financial Consulting Group, Inc., the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     Section 3.5  Ownership of Sub; No Prior Activities.  (a)  Sub is a direct,
                  -------------------------------------
wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     Section 3.6  Financing.  Parent or Sub have sufficient funds available to
                  ---------
enable Sub to purchase all outstanding shares, on a fully diluted basis, of Common Stock and to pay all fees and expenses related to the transactions contemplated by this Agreement.

     Section 3.7  Full Disclosure.  No statement contained in any certificate or
                  ---------------
schedule furnished or to be furnished by Parent or Sub to the Company in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Sub as follows:

     Section 4.1  Organization and Qualification; Subsidiaries.   Each of the
                  --------------------------------------------
Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement (a "Material Adverse Effect"). Each of the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 4.1 of the written disclosure schedule previously delivered by the Company to Parent (the "Disclosure Schedule"). Except as set forth in Section 4.1 of the Disclosure Schedule or the SEC Reports (as defined below), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

     Section 4.2  Certificate of Incorporation and Bylaws.  The Company has
                  ---------------------------------------
heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as most recently restated and subsequently amended to date, and has furnished or made available to Parent the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Certificate of Incorporation, Bylaws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or Subsidiary Documents, except for immaterial violations of the Subsidiary Documents which may exist.

     Section 4.3  Capitalization.  The authorized capital stock of the Company
                  --------------
consists of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock"). As of December 1, 1995, (i) 8,751,636 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (except that 60,707 of such shares were restricted shares issued pursuant to the 1987 Stock Plan), and 78,989 shares were held in treasury, (ii) no shares of Preferred Stock were outstanding or held in treasury, (iii) no shares of Common Stock or Preferred Stock were held by subsidiaries of the Company, (iv) 880,908 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the 1987 Stock Plan and 328,955 shares were reserved for future grants under such plan, (v) 79,624 shares of Common Stock were reserved for future issuance upon exercise of options granted under the Director Option Plan and 110,762 shares were reserved for future grants under such Plan, (vi) 30,572 shares of Common Stock were reserved for future issuance under The Earth Technology Corporation (USA) 1994 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), (vii) 166,500 shares of Common Stock were reserved for issuance upon exercise of the Warrants, (viii) 146,843 shares of Common Stock were reserved for issuance pursuant to options issued by Summit Environmental Group, Inc. and assumed by the Company, and (ix) 74,063 shares of Common Stock were reserved for issuance pursuant to options issued by HazWaste Industries Incorporated and assumed by the Company. No material change in such capitalization has occurred between December 1, 1995 and the date hereof. Except as set forth in Section 4.1, this Section 4.3 or Section 4.11 or in
Section 4.3 or Section 4.11 of the Disclosure Schedule or the SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 4.3 of the Disclosure Schedule or the SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Sections 4.1 and 4.3 of the Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

     Section 4.4  Authority Relative to this Agreement.  The Company has all
                  ------------------------------------
necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Common Stock entitled to vote in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into this Agreement and to consummate, upon the terms and subject to the conditions of this Agreement, the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, as applicable, constitutes a legal, valid and binding obligation of the Company.

     Section 4.5  Contracts; No Conflict; Required Filings and Consents.  (a)
                  -----------------------------------------------------
Section 4.5(a) of the Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements, each in an amount equal to or exceeding $200,000, to which the Company or any of its subsidiaries is a party or by which any of them is bound; and (ii) all agreements which, as of the date hereof, are required to be filed as "material contracts" pursuant to the requirements of the Exchange Act, as amended, and the SEC's rules thereunder (each of the foregoing and any contract or agreement of the Company or any of its subsidiaries with any customer listed on Schedule 4.21 of the Disclosure Schedule, being referred to as a "Material Contract"). Except as set forth in Section 4.5(a) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of any Material Contract, nor, to the knowledge of the Company, is any other party to any Material Contract in default or violation thereof (and no event has occurred which with notice or lapse of time or both would constitute such a default or violation), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth in Section 4.5(b) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of

Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, the pre-merger notification requirements of the HSR, and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have a Material Adverse Effect.

     Section 4.6    Compliance; Permits.  (a)  Except as disclosed in Section
                    -------------------
4.6 of the Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

          (b) Except as disclosed in Section 4.6 of the Disclosure Schedule or the SEC Reports, the Company and its subsidiaries hold all franchises, grants, authorization, permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted ("Permits"). The Company and its subsidiaries are in compliance with the terms of the Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

     Section 4.7  SEC Filings; Financial Statements.  (a)  The Company has filed
                  ---------------------------------
all forms, reports and documents required to be filed with the SEC since August 27, 1993 and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended August 27, 1993, August 26, 1994 and August 25, 1995,
(ii) all proxy statements relating to
the Company's meetings of stockholders (whether annual or special) held since August 27, 1993, (iv) all other reports or registration statements filed by the Company with the SEC since August 27, 1993, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "SEC Reports"). Except as disclosed in Section
4.7 of the Disclosure Schedule or the SEC Reports, the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports and the Company's 1995 Annual Report on Form 10-K was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly in all material respects presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     Section 4.8  Absence of Certain Changes or Events.  Except as set forth in
                  ------------------------------------
Section 4.8 of the Disclosure Schedule or the SEC Reports, since August 25, 1995 the Company has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect;
(iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement; or (vii) any sale of a material amount of property of the Company, except in the ordinary course of business.

     Section 4.9  No Undisclosed Liabilities.  Except as set forth in Section
                  --------------------------
4.9 of the Disclosure Schedule or the SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended August 25, 1995 included in the Company's 1995 Annual Report on Form 10-K (the "1995 Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1995 Balance Sheet, (c) incurred since August 25, 1995 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Material Adverse Effect.

     Section 4.10  Absence of Litigation.  Except as set forth in Section 4.10
                   ---------------------
of the Disclosure Schedule or the SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.10 of the Disclosure Schedule or the SEC Reports, since August 27, 1993, there have been no actions, suits or proceedings made or pending against the Company or any of its subsidiaries alleging (x) any Environmental Claims (as defined in Section 4.17) or (y) any breach by the Company or any of its subsidiaries of applicable standards of conduct in rendering any engineering, construction, design, operation, maintenance, management, assessment, cleanup or remediation services, except for such actions, suits or proceedings which, in the case of either clause (x) or
(y) above, would not reasonably be expected to result in liability to the Company or any of its subsidiaries of $50,000, in any individual case, or $500,000 in the aggregate.

     Section 4.11  Employee Benefit Plans; Employment Agreements. (a) Section
                   ---------------------------------------------
4.11(a) of the Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA), and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment, executive compensation or severance agreements, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer or consultant (or any of their beneficiaries) of the Company or any other entity (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of
Section 414 of the Code or Section 4001 of ERISA, or any subsidiary of the Company (together, the "Employee Plans"). None of the Employee Plans is subject to Title IV of ERISA, and neither the Company nor any ERISA affiliate has any liability (whether actual or contingent) with respect to any employee pension plan under Section 4069 or 4212(c) of ERISA or Section 412 of the Code. There have been made available to Parent copies of (i) each such written Employee Plan and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Employee Plan required to make such a filing, (iii) the latest reports which have been filed with the Department of Labor with respect to each Employee Plan required to make such filing and (iv) favorable determination letters issued for each Employee Plan and related trust that are intended to satisfy the qualification requirements of Section 401(a) and Section 501(a) of the Code (or, if pending, a copy of the application for such determination). For purposes of this Section 4.11, the term "material," when used with respect to (i) any Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $100,000 with respect to such Employee Plan, and (ii) any liability, obligation, breach or non-compliance, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an amount exceeding $50,000, with respect to any one such or series of related liabilities, obligations, breaches, defaults, violations or instances of non-compliance.

          (b) (i) Except as set forth in Section 4.11(b) of the Disclosure Schedule, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Employee Plan which would reasonably be expected to subject the Company or any ERISA Affiliate, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or
Section 4975 of the Code; (iii) no fiduciary of any Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to the Company or any ERISA Affiliate; (iv) all Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (v) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which would reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Employee Plan pursuant to the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

          (c) Section 4.11(c) of the Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Common Stock as of the date hereof, together with the number of shares of Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Common Stock, together with the number of shares of Common Stock subject to such right; and (iii) any restricted shares of Common Stock, as to which the restrictions relevant thereto have not lapsed. Section 4.11(c) of the Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such restricted shares.

          (d) Section 4.11(d) of the Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $50,000; (iii) all officers of the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (iv) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $100,000, excluding programs and policies required to be maintained by law; and (v) all Employee Plans which contain change in control provisions.

          (e) The Company has fiduciary liability insurance of at least $1,000,000 in effect covering the fiduciaries of the Employee Plans (including the Company) with respect to whom the Company may have liability.

     Section 4.12  Labor Matters.  Except as set forth in Section 4.12 of the
                   -------------
Disclosure Schedule or the SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies would reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any material collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

     Section 4.13  Limitation on Business Conduct.  Except as set forth in
                   ------------------------------
Section 4.13 of the Disclosure Schedule or the SEC Reports, neither the Company nor its subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of the Company or any of its subsidiaries to engage in any line of business or to compete with any entity.

     Section 4.14  Title to Property.  Except as set forth in Section 4.14 of
                   -----------------
the Disclosure Schedule or the SEC Reports, each of the Company and each of its subsidiaries owns the properties and assets that it purports to own free and clear of all liens, charges, mortgages, security interests or encumbrances of any kind ("Liens"), except for Liens which arise in the ordinary course of business and do not materially impair the Company's or its subsidiaries' ownership or use of such properties or assets or Liens for taxes not yet due. With respect to the property and assets it leases, the Company, its subsidiaries, and to the best of the Company's knowledge each of the other parties thereto, is in material compliance with such leases and the Company or its subsidiaries, as the case may be, hold a valid leasehold interest free of any Liens. The rights, properties and assets presently owned, leased or licensed by the Company and its subsidiaries include all rights, properties and assets necessary to permit the Company and its subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

     Section 4.15  Real Property; Leased Premises.  (a)   Each of the buildings,
                   ------------------------------
improvements and structures located upon any real property and land owned by the Company or any of its subsidiaries (collectively, the "Real Property"), and each of the buildings, structures and premises leased by the Company or any of its subsidiaries (the "Leased Premises"), is in reasonably good repair and operating condition, except as would not reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth in Section 4.15 of the Disclosure Schedule, the Company has not received any notice of or writing referring to any requirements by any insurance company that has issued a policy covering any part of any Real Property or Leased Premises or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or work to be done on any part of any Real Property or Leased Premises, except as would not reasonably be expected to have a Material Adverse Effect.

          (c) Except as set forth in Section 4.15 of the Disclosure Schedule, all public utilities used in the operation of each Real Property or Leased Premises in the manner currently operated are installed and operating, and all installation and connection charges have been paid in full or provided for; and the plumbing, electrical, heating, air conditioning, ventilating, septic and all other structural or material mechanical systems in the buildings upon the Real Property and Leased Properties are in good working order and working condition, so as to be adequate for the operation of the business of the Company and its subsidiaries as heretofore conducted, except as would not reasonably be expected to have a Material Adverse Effect.

     Section 4.16  Taxes.  (a)  For purposes of this Agreement, "Tax" or "Taxes"
                   -----
shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added,
                                            ----------
sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns (and including returns required in connection with any Employee Plan).

          (b) Other than as disclosed in Section 4.16(b) of the Disclosure Schedule or the SEC Reports: The Company and its subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and the Company and its subsidiaries have paid and discharged all material Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other material Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining reserves to the extent currently required, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its subsidiaries that would reasonably be expected to have a Material Adverse Effect, (i) there are no Tax liens on any assets of the Company or any subsidiary thereof except in respect of Taxes not yet due; and
(ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. To the best knowledge of the Company, there are no pending or threatened audits, investigations or claims for or relating to any liability of or in respect of material Taxes of the Company or any of its subsidiaries. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1995 Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP.

     Section 4.17  Environmental Matters.  (a)  Except as set forth in Section
                   ---------------------
4.17(a) of the Disclosure Schedule or the SEC Reports, the Company and its subsidiaries are in material compliance with the Environmental Laws (as hereinafter defined), which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance in all respects with the terms and conditions thereof, except in each case where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.17(a) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is not in such material compliance, and there are no circumstances that may prevent or interfere with such compliance in the future, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.17(a) of the Disclosure Schedule, there are no permits or other governmental authorizations currently held by the Company or any of its subsidiaries pursuant to the Environmental Laws.

          (b) There are no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

          (c)  To the best knowledge of the Company, except as set forth in
Section 4.17(c) of the Disclosure Schedule, there are no past or present actions, inactions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as hereinafter defined), that would form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed either contractually or by operation of law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect.

          (d)  Without in any way limiting the generality of the foregoing,
Section 4.17(d) of the Disclosure Schedule sets forth (i) all on-site and off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern for itself (but not on behalf of others) and (ii) any underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by the Company or any of its subsidiaries. Except as set forth in Section 4.17(d) of the Disclosure Schedule, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any of its subsidiaries. Except as set forth in Section 4.17(d) of the Disclosure Schedule, no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned or leased by the Company or any of its subsidiaries.

          (e)  For purposes of this Agreement:

          (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (x) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries, or (y) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          (ii) "Environmental Laws" means all Federal, state, local and foreign laws or regulations relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, toxic substances, petroleum and petroleum products.

     Section 4.18  Intellectual Property.  (a)  The Company and/or each of its
                   ---------------------
subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company and its subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

          (b) To the best knowledge of the Company, there are no valid grounds for any bona fide claims (i) to the effect that the business of the Company or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company or any of its subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its subsidiaries (the "Company Intellectual Property Rights") or other trade secret material to the Company; or (iv) challenging the license or legally enforceable right to use of any third-party patents, trademarks, service marks and copyrights by the Company or any of its subsidiaries, except, in each case, for claims that, if determined adversely to the Company, would not reasonably be expected to have a Material Adverse Effect.

          (c) To the best knowledge of the Company, all material patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Except as set forth in Section 4.18(c) of the Disclosure Schedule or the SEC Reports, to the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries.

     Section 4.19  Insurance.  All material fire and casualty, general
                   ---------
liability, professional liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, are in full force and effect with no premium delinquencies, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect.

     Section 4.20  Accounts Receivable.  The accounts receivable of the Company
                   -------------------
and its subsidiaries as reflected in the most recent financial statements contained in the SEC Reports, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company and its subsidiaries are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not reasonably be expected to have a Material Adverse Effect.

     Section 4.21  Customers.  Section 4.21 of the Disclosure Schedule sets
                   ---------
forth a list of the Company's twenty five (25) largest customers (detailed, in the case of government agencies, by separate government agency) in terms of gross sales for the fiscal year ended August 25, 1995. Except as set forth in
Section 4.21 of the Disclosure Schedule, since August 25, 1995 there have not been any changes in the business relationships of the Company with any of the customers named therein that would constitute a Material Adverse Effect.

     Section 4.22  Interested Party Transactions.  Except as set forth in
                   -----------------------------
Section 4.22 of the Disclosure Schedule or the SEC Reports, since the date of the Company's proxy statement dated January 19, 1995, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC, except for contracts entered into in the ordinary course of business of the Company, on an arms-length basis, with terms no less favorable to the Company than would reasonably be expected in a similar transaction with an unaffiliated third party.

     Section 4.23   Absence of Certain Payments.  None of the Company, any of
                    ---------------------------
its subsidiaries, or any of their affiliates or any of their respective officers, directors, employees or agents or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company, any of its subsidiaries or any of their affiliates or any of their respective directors, officers, employees or agents of other persons acting on behalf of any of them, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     Section 4.24   Takeover Statute.  The Board of Directors of the Company has
                    ----------------
taken all appropriate action so that neither Parent nor Sub will be an "interested stockholder" within the meaning of Section 203 of the DGCL.

     Section 4.25  Opinion of Financial Advisor.  The Company has been advised
                   ----------------------------
by its financial advisor, Alex. Brown & Sons Incorporated that in its opinion, as of the date hereof, the Merger Consideration is fair to the holders of the Common Stock.

     Section 4.26  Brokers.  No broker, finder or investment banker (other than
                   -------
Alex. Brown & Sons Incorporated, the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Alex. Brown & Sons Incorporated pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     Section 4.27  Full Disclosure.  (i) No statement contained in any
                   ---------------
certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Parent or Sub in, or pursuant to the provisions of, this Agreement and (ii) none of the monthly consolidated financial statements for September 1995 and October 1995 furnished by the Company to Parent, including the accompanying commentary, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 5.1  Conduct of Business by the Company Pending the Merger.  Except
                  -----------------------------------------------------
as otherwise expressly contemplated by this Agreement or consented to in advance by Parent (which consent is subsequently confirmed in writing), which consent shall not be unreasonably withheld, during the period from the date of this Agreement through the earlier of the time that the change in composition of the Board of Directors of the Company contemplated by Section 6.8 has occurred and the Effective Time, the Company shall, and shall cause its subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement (including the time period specified above), the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Parent (which consent is subsequently confirmed in writing), which consent shall not be unreasonably withheld:

          (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Common Stock during the period from the date of this Agreement through the Effective Time upon the exercise of Stock Options or Warrants outstanding on the date of this Agreement in accordance with their current terms);

          (c)  amend or change its Certificate of Incorporation or Bylaws;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

          (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

          (f) make any commitment or enter into any contract or agreement except (i) in the ordinary course of business consistent with past practice or (ii) for capital expenditures to be made in fiscal 1996 as identified in a capital expenditure budget previously delivered to Parent;

          (g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice under financing arrangements in existence on the date hereof, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company and other than in the ordinary course of business consistent with past practice;

          (h) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

          (i) except as may be required as a result of a change in law or pursuant to GAAP, change any of the accounting principles or practices used by it;

          (j) make any tax election or settle or compromise any material income tax liability;

          (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

          (l) increase in any manner the compensation or fringe benefits of any of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company made in the ordinary course of business consistent with past practice, or (except pursuant to the terms of preexisting plans or agreements) accelerate the vesting of any compensation or benefit;

          (m) except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in Section 5.2, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any subsidiary is a party; or

          (n) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect at or prior to the Effective Time.

     Section 5.2  Acquisition Proposals.  From and after the date of this
                  ---------------------
Agreement and prior to the Effective Time, except as provided below, the Company agrees (i) that neither the Company nor its subsidiaries shall, and the Company shall direct and use its reasonable best efforts to cause its officers, directors, employees and authorized agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, any equity securities or all or any significant portion of the assets of, the Company or its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"; provided, however, that for purposes
                                          --------  -------
of Section 6.3 only, the term "Acquisition Proposal" shall not include a proposal to acquire equity securities of the Company in an amount, when added to all other equity securities of the Company then held by the person or group of persons making such Acquisition Proposal, less than 20% of the equity securities of the Company then outstanding) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;
(ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the person or entity referred to above of the obligations undertaken in this Section 5.2; and (iii) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it (but the Company shall not be required to disclose the names of any party making or the terms of any such proposal); provided, however, that nothing contained in this Section 5.2 shall
           --------  -------
prohibit the Board of Directors of the Company from (x) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to engage in an Acquisition Proposal transaction which the Board of Directors of the Company in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Offer and the Merger if, and only to the extent that, (A) the Board of Directors determines, after consultation with Skadden, Arps, Slate, Meagher & Flom, or such other outside counsel of national reputation for its expertise in corporate and securities law matters as the Company shall select ("Company Counsel"), that failure to take such action would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law, (B) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity, and (C) the Company keeps Parent informed of the status (excluding, however, the identity of such person or entity and the terms of any proposal) of any such discussions or negotiations; and (y) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this
Section 5.2 shall (t) permit the Company to terminate this Agreement (except as contemplated by Section 8.1(b)(ii)), (u) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, or (v) affect any other obligation of any party under this Agreement.

     Section 5.3  Annual Meeting of Stockholders.  The Company shall defer
                  ------------------------------
and/or postpone the holding of its Annual Meeting of Stockholders (the "Annual Meeting") indefinitely pending consummation of the Merger unless the Company is otherwise required to hold the Annual Meeting by an order from a court of competent jurisdiction.

     Section 5.4  Conduct of Business of Sub Pending the Merger.  During the
                  ---------------------------------------------
period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     Section 6.1  Company Stockholder Approval; Proxy Statement.  (a) If
                  ---------------------------------------------
approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company shall (i) if appropriate, call a meeting of its stockholders (the "Stockholder

Meeting") for the purpose of voting upon the Merger and shall use its reasonable best efforts to obtain stockholder approval of the Merger, (ii) hold the Stockholder Meeting as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer, (iii) recommend to its stockholders the approval of the Merger through its Board of Directors, and (iv) use its reasonable best efforts to obtain the necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby, but subject in each case to the fiduciary duties of its Board of Directors under applicable law as determined by the Board of Directors in good faith after consultation with Company Counsel. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

          (b) If required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary version of the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (the "Proxy Statement"), or, if applicable, an information statement in lieu of a proxy statement pursuant to Rule 14C under the Exchange Act (with all references herein to the Proxy Statement being deemed to refer to such information statement, to the extent applicable) with the SEC with respect to the Stockholders Meeting and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement. The Company represents and warrants to Parent and Sub that the Proxy Statement (x) will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (y) will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub in writing for inclusion in the Proxy Statement.

          (c) Parent agrees to cause all shares of Common Stock purchased pursuant to the Offer and all other shares of Common Stock owned by Sub or any other subsidiary or affiliate of Parent to be voted in favor of the approval of the Merger.

          (d) Parent and Sub represent and warrant to the Company that the information supplied by Parent or Sub in writing for inclusion in the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Stockholders Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 6.2  Access to Information; Confidentiality.  The Company shall,
                  --------------------------------------
and shall cause each of its subsidiaries to, afford to Parent, and to Parent's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

     Section 6.3  Fees and Expenses.  (a)  Except as provided in subsection (b)
                  -----------------
below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          (b) The Company agrees that if this Agreement is terminated pursuant to (i) Section 8.1(d) (iv) and (x) the Offer has remained open for a minimum of
    -
twenty (20) business days, (y) the Minimum Condition has not been satisfied and
(z) an Acquisition Proposal existed; (ii) Section 8.1(b)(ii); (iii) Section
                                      --                       ---
8.1(c)(i); (iv) Section 8.1(c)(iii); or (v) Section 8.1(d)(i) or (iv) and, with
            --                           -
respect to this clause (v), at the time of such termination any person, entity
                        -
or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have become the beneficial owner of more than 20% of the outstanding shares of Common Stock and such person, entity or group (or any affiliate of such person, entity or group) thereafter (x) shall make an Acquisition Proposal, and, in the case of a consensual transaction with the Company, shall substantially have negotiated the terms thereof, at any time on or prior to the date which is six months after such termination of this Agreement, and (y) shall consummate such Acquisition Proposal at any time on or prior to the date which is one year after termination of this Agreement, in the case of a consensual transaction, or six months after termination of this Agreement, in the case of a non-consensual transaction, in each case with a value per share of Common Stock of at least $8.00 (with appropriate adjustments for reclassifications of capital stock, stock dividends, stock splits, reverse stock splits and similar events), then the Company shall pay to Parent the sum of (a) $2.4 million, plus (b) the amount of all documented out-of-pocket costs and expenses incurred by Parent, Sub or their affiliates in an aggregate amount not to exceed $200,000 in connection with this Agreement or the transactions contemplated hereby. Such payment shall be made as promptly as practicable but in no event later than two business days following termination of this Agreement pursuant to the immediately preceding sentence, or, in the case of clause (v) of
                                                                           -
the immediately preceding sentence, upon consummation of such Acquisition Proposal, and shall be made by wire transfer of immediately available funds to an account designated by Parent.

     Section 6.4  Stock Plans and Warrants.  Prior to the Effective Time, the
                  ------------------------
Company shall adopt any such amendments to its plans under which any Stock Options have been granted, shall use its reasonable best efforts to obtain any such consents of the holders of such Stock Options and shall cause the committees of the Board of Directors that are responsible for the administration of such plans to take such action as shall be necessary to effectuate the provisions of Section 2.5(d). The Company shall terminate the 1987 Stock Plan, the Director Option Plan and the Employee Stock Purchase Plan, with respect to any further grants, as of the Effective Time. The Company shall give written notice of the Merger to each registered holder of the Warrants at least twenty
(20) days prior to the Effective Time.

     Section 6.5  Reasonable Best Efforts.  Upon the terms and subject to the
                  -----------------------
conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions (including entering into transactions), and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) the prompt making of their respective filings (including under the HSR Act) and thereafter the making of any other required submission with respect to the Offer and the Merger, (b) the obtaining of all additional necessary actions or non-actions, waivers, consents and approvals from any applicable federal, state, foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal of competent jurisdiction (a "Governmental Entity") and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from any Governmental Entity, (c) the obtaining of all necessary consents, approvals or waivers from third parties, (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither
                                                 --------  -------
Parent, Sub nor the Company shall be required to take any action pursuant to clauses (b), (c), (d) or (e) above that would in any event have a Material Adverse Effect, in the case of the Company, or any similar effect on Parent and/or its subsidiaries; and provided further that neither Parent, Sub nor any
                             -------- -------
of their affiliates shall be required to enter into any transaction or take any other action that would require a waiver of, or that is inconsistent with satisfaction of, the conditions of the Offer set forth in clauses (a)(iii), (iv) or (v) in Exhibit A hereto.

     Section 6.6  Public Announcements.  Parent and Sub, on the one hand, and
                  --------------------
the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.7  Indemnification; Directors and Officers Insurance.  (a) From
                  -------------------------------------------------
and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors (the "Indemnified Parties") of the Company and of its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to Delaware law, the Company's Certificate of Incorporation and Bylaws as in effect from time to time for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as set forth in
Section 145(e) of the DGCL.

          (b) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the
                                          --------  -------
Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

          (c) This Section 6.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the performance by the Surviving Corporation of the indemnified obligations pursuant to this Section 6.7, which guaranty is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the bankruptcy or insolvency of the Surviving Corporation or any other person. The Indemnified Parties shall be intended third-party beneficiaries of this Section 6.7.

     Section 6.8  Board Representation.  (a)  Promptly upon the purchase of
                  --------------------
shares of Common Stock pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to the product of (a) the total number of directors on the Board of Directors and (b) the percentage that the number of shares of Common Stock purchased by Sub bears to the number of shares of Common Stock outstanding, and the Company shall, upon request by Parent, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors and shall cause Parent's designees to be so elected. The Company shall take, at its expense, all action required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.8 and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders such information with respect to the Company and its officers and directors as is required by Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.8. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (b)  Following the election of designees of Parent pursuant to this
Section 6.8, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub or waiver of any of the Company's rights or obligations hereunder shall require the concurrence of a majority of the directors of the Company then in office who are directors as of the date hereof or persons designated by such directors and neither were designated by Parent nor are employees of the Company ("Continuing Directors"). Prior to the Effective Time, the Company and Parent shall use all reasonable efforts to ensure that the Company's Board of Directors at all times includes at least three Continuing Directors.

     Section 6.9  Notification of Certain Matters.  The Company shall give
                  -------------------------------
prompt notice to Parent and Sub, and Parent and Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, or (ii) any material failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
           --------  -------
Section 6.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.10  Employment and Benefit Arrangements.  (a)  From and after the
                   -----------------------------------
Effective Time, Parent shall cause the Surviving Corporation to honor all employment, severance, termination and retirement agreements to which the Company is a party, as such agreements are in effect on the date hereof.

          (b) For a one-year period following the Effective Time, Parent shall cause the Surviving Corporation to provide those employees who are employees of the Surviving Corporation at the Effective Time with benefits that are, in the aggregate, no less favorable to such employees as are the benefits of the Company available to such employees immediately prior to the Effective Time.

          (c) The provisions of this Section 6.10 are not intended to create rights of third party beneficiaries.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

     Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.
                  ----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a)  Stockholder Approval.  If approval of the Merger by the holders
               --------------------
     of the Common Stock is required by applicable law, the Merger shall have been approved by the requisite vote of such holders.

          (b)  No Order.  No court or other Governmental Entity shall have
               --------
     enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided,
                                                               --------
     however, that, prior to invoking this provision, the Company, Parent and
     -------
     Sub shall use their reasonable best efforts (subject to the other terms and conditions of this Agreement) to have any such order, decree or injunction vacated.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     Section 8.1  Termination.  This Agreement may be terminated at any time
                  -----------
prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by the Company if:

               (i) the Offer has not been timely commenced (except as a result of actions or omissions by the Company) in accordance with Section 1.1(a); or


              (ii) there is an Acquisition Proposal which the Board of Directors of the Company in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Offer and the Merger, and the Board of Directors of the Company determines, after consultation with Company Counsel, that failure to terminate this Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law; provided, however, that the right to
                                       --------  -------
          terminate this Agreement pursuant to this clause shall not be available (x) if the Company has breached in any material respect its obligations under Section 5.2, or (y) if, prior to or concurrently with any purported termination pursuant to this clause, the Company shall not have paid the fees and expenses contemplated by Section 6.3(b); or

             (iii) any representation or warranty of Parent or Sub shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date; or


              (iv) Parent or Sub fails to comply in any material respect with any of its material obligations or covenants contained herein, including the obligation of Sub to purchase shares of Common Stock pursuant to the Offer;

          (c)  by Parent if:

               (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendations of the Offer or the Merger or shall have resolved to do any of the foregoing; or

               (ii) any representation or warranty of the Company shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date; provided, however, that the
                                                  --------  -------
          right to terminate this Agreement pursuant to this clause shall not be available to Parent if Sub or any affiliate of Sub shall acquire shares of Common Stock pursuant to the Offer; or

               (iii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained herein; provided, however, that the right to terminate this Agreement
                  --------  -------
          pursuant to this clause shall not be available to Parent if Sub or any affiliate of Sub shall acquire shares of Common Stock pursuant to the Offer;

          (d)  by either Parent or the Company if:

               (i) the Merger has not been effected on or prior to the close of business on April 30, 1996; provided, however, that the right to
                                      --------  -------
          terminate this Agreement pursuant to this clause shall not be available (x) to Parent, if Sub or any affiliate of Sub acquires Shares pursuant to the Offer, or (y) to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or


              (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

             (iii) upon a vote at a duly held meeting or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable law; or


              (iv) either (x) as the result of the failure of the Minimum Condition or any of the other conditions set forth in Exhibit A hereto, the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Common Stock pursuant to the Offer, or (y) the Offer shall not have been consummated on or before February 15, 1996; provided, however, that
                                                      --------  -------
          the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition.

     Section 8.2  Effect of Termination.  In the event of termination of this
                  ---------------------
Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Sub or their respective officers or directors (except for Section 6.3, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any
--------  -------
party hereto from any liability for any willful and material breach of this Agreement.

     Section 8.3  Amendment.  This Agreement may be amended by the parties
                  ---------
hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after any approval of the Merger by the stockholders of the Company but, after the purchase of shares of Common Stock pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.4  Waiver.  At any time prior to the Effective Time, the parties
                  ------
hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1  Non-Survival of Representations and Warranties.  None of the
                  ----------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of this Agreement in accordance with Article VIII or the Effective Time; provided, however, that
                                                    --------  -------
termination of this Agreement shall not
relieve any party hereto from any liability for any willful and material breach by such party of any such representations or warranties.

     Section 9.2  Notices.  All notices and other communications hereunder shall
                  -------
be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

               Tyco International Ltd.
               One Tyco Park
               Exeter, New Hampshire  03833
               Attn:  General Counsel
               Fax:  (603) 778-7700
               Conf: (603) 778-9700

               with a copy to:

               Kramer, Levin, Naftalis, Nessen,
                 Kamin & Frankel
               919 Third Avenue
               New York, New York  10022
               Attn:  Joshua M. Berman, Esq.
               Fax:  (212) 715-8000
               Conf: (212) 715-9100

          (b)  if to the Company to:

               The Earth Technology Corporation (USA)
               100 West Broadway
               Long Beach, California  90802
               Attn:  General Counsel
               Fax:  (310) 495-2825
               Conf:  (310) 495-4449

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom
               300 South Grand Avenue
               Los Angeles, California  90071
               Attn:  Joseph J. Giunta, Esq.
               Fax:  (213) 687-5600
               Conf: (213) 687-5000

     Section 9.3  Interpretation.  When a reference is made in this Agreement to
                  --------------
a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, (i) "business day" shall have the meaning ascribed thereto in Rule 14d-1(c)(6) under the Exchange Act, and (ii) "subsidiary" shall have the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

     Section 9.4  Counterparts.  This Agreement may be executed in counterparts,
                  ------------
each such counterpart being deemed to be an original instrument and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 9.5  Entire Agreement; No Third-Party Beneficiaries.  This
                  ----------------------------------------------
Agreement, including the documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except for the provisions of Section 6.7 is not intended to confer upon any person other than the parties any rights or remedies hereunder.

     Section 9.6  Governing Law.  This Agreement shall be governed by, and
                  -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.7  Assignment.  Neither this Agreement nor any of the rights,
                  ----------
interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.8  Severability.  If any term or other provision of this
                  ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

     Section 9.9  Enforcement of this Agreement; Attorneys Fees.  (a)  The
                  ---------------------------------------------
parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          (b) The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs. The provisions of this
Section 9.9(b) shall survive the termination of this Agreement in accordance with Article VIII.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                              TYCO INTERNATIONAL LTD.


                              By:______________________________
                                   Name:
                                   Title:



                              T1 ACQUISITION CORP.


                              By:______________________________
                                   Name:
                                   Title:


                              THE RHEA  CORPORATION


                              By:______________________________
                                   Name:
                                   Title:

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares of Common Stock, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least a majority of the outstanding shares of Common Stock on a fully diluted basis (the "Minimum Condition"), and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of this Agreement and before the acceptance of such shares of Common Stock for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

          (a) there shall have been instituted, pending or threatened any action or proceeding by any court or other Governmental Entity, which (i) seeks to challenge the acquisition by Parent or Sub (or any of its affiliates) of shares of Common Stock pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain damages in connection therewith in an amount which would reasonably be expected to have a Material Adverse Effect, (ii) seeks to make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal, (iii) seeks to impose limitations on the ability of Parent (or any of its affiliates) effectively to acquire or hold, or to require Parent or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of the assets or the business of Parent and its affiliates or any material portion of the assets or the business of the Company and its subsidiaries taken as a whole, (iv) seeks to impose material limitations on the ability of Parent (or its affiliates) to exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company, or (v) seeks to restrict any future business activity by Parent (or any of its affiliates), including, without limitation, requiring the prior consent of any person or entity (including any Governmental Entity) to future transactions by Parent (or any of its affiliates); or

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any statute, rule, regulation, judgment, decree, order or injunction, that is reasonably likely to directly or indirectly result in any of the consequences referred to in clauses (i) through (v) of subsection (a) above; or

          (c) the Merger Agreement shall have been terminated in accordance with its terms; or

          (d) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date), or the Company shall not in all material respects have performed in a timely manner each obligation and agreement and complied in a timely manner with each covenant to be performed and complied with by it under the Merger Agreement; or

          (e) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; or

          (f) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) ("person"), other than Parent and Sub, shall have acquired beneficial ownership of more than 20% of the outstanding shares of Common Stock, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 20% of the outstanding shares of Common Stock; (ii) any new group shall have been formed which beneficially owns more than 20% of the outstanding shares of Common Stock; or (iii) any person (other than Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company; or

          (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostilities or other inter-national or national calamity directly involving the United States, (iv) any material limitation (whether or not mandatory) by any Governmental Entity on, or any other event that is reasonably likely materially and adversely to affect the extension of credit by banks or other lending institutions in the United States, (v) any decline in either the Dow Jones Industrial Average or the Standard and Poor's 500 Index by an amount in excess of 15% measured from the close of business on the date of this Agreement, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or



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



          (h) any change, development, effect or circumstance shall have occurred or be threatened that would reasonably be expected to have a Material Adverse Effect; or

          (i) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 2 business days.

     The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted by Parent or Sub regardless of the circumstances giving rise to any such condition and may be waived by Parent or Sub, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering stockholders.



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